Exhibit 99.2

BioLargo acquires breakthrough stem cell therapy technology to expand medical product portfolio

Westminster, CA – October 2, 2018 – BioLargo, Inc. (OTCQB:BLGO), developer of sustainable science and technologies and a full-service environmental engineering company, announced today that it had entered into definitive agreements to acquire a breakthrough stem cell therapy technology called “SkinDisc”. Developed by Scion Solutions, LLC, SkinDisc uses a patient’s own bone marrow and plasma to generate a cell-rich biogel which heals chronic wounds. The product has been tested in over 250 patient cases with no adverse side effects, and successfully aided in the salvage of limbs that otherwise would have been amputated.

The SkinDisc product will be sold through BioLargo subsidiary Clyra Medical Technologies, Inc. In addition to the SkinDisc product, Scion’s key team members will join Clyra to support Clyra’s commercial strategy, including Dr. Brock Liden, a renowned medical podiatrist and expert in wound care and diabetic limb salvage, and Spencer Brown, a medical device industry veteran with more than 35 years of experience working in medical sales, account management, and distribution in the medical device industry.

The acquisition is contingent upon Clyra raising initial minimum capital of $1 million. If Clyra is unable to raise the funds in 120 days, either party may unwind the transaction.

As consideration for the SkinDisc product and other intellectual property, Scion will receive approximately 20% of Clyra’s common stock (half of which would be released upon raising the $1 million initial minimum capital, and the second half released subject to performance metrics), 7,142,858 shares of BioLargo common stock (subject to the same escrow and earn out provisions), and a promissory note in the principal amount of $1,250,000 which would be paid through the capital raise conducted by Clyra.

Dennis P. Calvert, CEO of BioLargo commented, “Company management believes this transaction carries significant value for both BioLargo and Clyra for several reasons. First, our antimicrobial products and the SkinDisc are highly complementary as they will both serve the same advanced wound care market and can often be used together. Second, a fairness opinion report written by an independent evaluator suggested that there is good evidence, based on comparable company analysis, that the combined value of Clyra and Scion would be approximately $33 million following this transaction. Third, the two technical platforms - our antimicrobial products and the SkinDisc - present a long list of product design opportunities establishing a foundation upon which to build an internationally competitive wound care company. Finally, we are particularly excited to be working with the Scion team members that have successfully launched a number of products into the medical industry and believe they bring crucial expertise regarding how to position these products and support the selling process. We remind our shareholders that we cannot predict the timing of the approval of our current application before the FDA, but that we are highly encouraged with the interaction with the FDA staff and believe we are on the right track to be successful.”

Clyra Medical Technologies develops products for wound management that feature broad-spectrum antimicrobial efficacy with no known acquired resistance, sustained release, biofilm efficacy, and being gentle on skin and tissue. Its first product called the Clyra Wound Wash is currently in review by the FDA under a 510 (k) application. The company believes its first target commercial markets will be in the areas of general wound therapy, infection control for the orthopedic surgery market, and a dental rinse. The Clyra technology presents the potential for multiple additional product designs.

About BioLargo, Inc.

BioLargo, Inc. is an innovative technology developer and environmental engineering company driven by a mission to “make life better” by delivering robust, sustainable solutions for a broad range of industries and applications, with a focus on clean water, clean air, and advanced wound care. We develop and commercialize disruptive technologies by providing the capital, support, and expertise to expedite them from “cradle” to “maturity” (www.biolargo.com). Our engineering division features experienced professional engineers dedicated to integrity, reliability, and environmental stewardship (www.biolargoengineering.com). Our industrial odor control division, Odor-No-More (www.odornomore.com) features CupriDyne Clean Industrial Odor Eliminator (www.cupridyne.com), which eliminates the odor-causing compounds and VOCs rather than masking them, and is now winning over leading companies in the solid waste handling and wastewater industries and other industries that contend with malodors and VOCs. Our subsidiary BioLargo Water (www.biolargowater.ca) develops the Advanced Oxidation System “AOS”, a disruptive industrial water treatment technology designed to eliminate waterborne pathogens and recalcitrant contaminants with better energy-efficiency and lower operational costs than incumbent technologies. Our subsidiary Clyra Medical (www.clyramedical.com) features effective and gentle solutions for chronic infected wounds to promote infection control and regenerative tissue therapy.

Contact Information Dennis Calvert President and CEO BioLargo, Inc. 949-643-9540 x2